PLEXUS ANNOUNCES...
•	ANOTHER QUARTER OF RECORD REVENUES AND EARNINGS
—	Revenues of $397.4 Million

—	Net Income of $25.1 Million

—	Diluted EPS of $0.53
•	PLANNED CLOSURE OF MANUFACTURING SITE IN MALDON, ENGLAND

•	GUIDANCE FOR FOURTH FISCAL QUARTER
NEENAH, WI. July 26, 2006-Plexus Corp. (NASDAQ:PLXS) today announced that revenues in its third fiscal quarter ended July 1, 2006 increased 27% to a record $397.4 million from $313.7 million in the comparable prior-year period, which ended July 2, 2005. Net income in the third fiscal quarter of 2006 was a record $25.1 million, or the equivalent of $0.53 per diluted share, which included $0.01 per share for stock-based compensation expense. The prior-year period’s net loss was $21.5 million, or $0.50 per diluted share, which included the impairment of goodwill and restructuring costs of $27.6 million ($27.5 million after tax), or the equivalent of $0.66 per diluted share. Although there were no net restructuring costs in the current quarter, a reconciliation of the GAAP net income and EPS to the non-GAAP statements for the prior-year period is attached.
Dean Foate, President and CEO commented, “As we anticipated, sequential revenue growth in the third quarter was exceptionally strong, driven by production for an important new program in the Defense sector and renewed strength in the Wireline/Networking sector. Gross margins expanded 50 basis points from the previous quarter to 11.5% of revenues, and operating margins expanded an even greater 75 basis points to 6.0% of revenues. Third quarter’s annualized after-tax return on capital employed advanced to 34.0 % from the prior quarter’s 26.9%.”
Mr. Foate added, “We currently expect revenues in the fourth fiscal quarter to be in the range of $390 million to $405 million, which would give us top-line growth for the full year of 18.3 to 19.5 percent. We anticipate diluted earnings per share, before any restructuring or special items, to be in the range of $0.46 to $0.50, including about $0.03 for stock-based compensation and $0.02 for the initial impact of FASB Interpretation No.47 “FIN 47” concerning conditional asset retirement obligations. Our slightly lower earnings outlook for the fourth quarter, compared to the third quarter, reflects an anticipated shift toward a less favorable revenue mix, only partially offset by lower SG&A expense, as well as the higher stock-based compensation expense and the charge for FIN 47, noted above.”
Gordon Bitter, Chief Financial Officer, commented on the third quarter’s restructuring action, “The Maldon, England facility will be closed to reduce manufacturing capacity in the U.K. Programs currently manufactured in Maldon will be transitioned to the company’s facility in Kelso, Scotland by the end of calendar 2006 or early in 2007. The total cost of this action is estimated at $1.0 million of which approximately $0.9 million will be cash payments for severance and retention bonuses, and the remaining $0.1 million will be a non-cash charge for asset impairments. Approximately 77 employees are involved. The initial $0.4 million of this restructuring charge for severance was recognized in the third fiscal quarter, but the charge was offset by favorable adjustments of estimates for earlier restructuring actions.”
Turning to the balance sheet, Bitter added, “The cash conversion cycle improved by three days, despite a two-day extension in average days in receivables due to the back-ending of sales within the quarter. Cash and investments increased $20.1 million over the prior quarter-end to $169.8 million.”
Plexus provides non-GAAP supplemental information. These non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring and asset impairment costs, as well as the establishment of valuation allowances for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.
SECTOR BREAKOUT
Plexus reports revenues based on the industry sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Industry	Q3 - Fiscal 2006	Q2 - Fiscal 2006
Wireline/Networking	38%	37%
Wireless Infrastructure	6%	11%
Medical	25%	26%
Industrial/Commercial	17%	20%
Defense/Security/Aerospace	14%	6%
Fiscal Q3 Highlights
•	Top 10 customers comprised 63% of sales during the quarter, up 5 percentage points from the previous quarter.
•	Juniper Networks Inc., with 19% of sales, General Electric Corp., with 11% of sales, and an unnamed defense customer with 10% of sales were the only customers representing 10% or more of revenues for the third quarter.
•	Cash flow provided by operations was approximately $7.0 million for the quarter.
•	Capital expenditures for the quarter were $4.8 million.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 – Fiscal 2006	Q2– Fiscal 2006
Days in Accounts Receivable	50 Days	48 Days
Days in Inventory	60 Days	63 Days
Days in Accounts Payable	(60) Days	(58) Days
Annualized Cash Cycle	50 Days	53 Days
Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call

When:	Thursday, July 27, 2006 at 8:30 a.m. Eastern Time

Where:	866-406-5369 or 973-582-2822 with conference ID: Plexus http://www.videonewswire.com/PLXS/072706/ (requires Windows Media Player)

Replay:	The call will be archived until August 3, 2006 at noon Eastern Time http://www.videonewswire.com/PLXS/072706/or via telephone replay at 877-519-4471 or 973-341-3080 PIN: 7564992
For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at gordon.bitter@plexus.com
(more)

About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities; the adequacy of restructuring and similar charges as compared to actual expenses; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(Financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Net sales	$397,398	$313,709	$1,063,615	$906,675
Cost of sales	351,894	286,572	949,796	831,698

Gross profit	45,504	27,137	113,819	74,977

Operating expenses:
Selling and administrative expenses	21,554	19,298	58,084	56,615
Goodwill impairment	—	26,915	—	26,915
Restructuring and asset impairment costs	—	729	—	12,247

	21,554	46,942	58,084	95,777

Operating income (loss)	23,950	(19,805)	55,735	(20,800)

Other income (expense):
Interest expense	(821)	(878)	(2,652)	(2,640)
Interest income	1,654	698	4,226	1,702
Miscellaneous income (expense)	637	(491)	656	(299)

Income (loss) before income taxes	25,420	(20,476)	57,965	(22,037)

Income tax expense	328	1,022	579	897

Net income (loss)	$25,092	$(21,498)	$57,386	$(22,934)

Earnings per share:
Basic	$0.55	$(0.50)	$1.28	$(0.53)

Diluted	$0.53	$(0.50)	$1.24	$(0.53)

Weighted average shares outstanding:
Basic	45,848	43,369	44,793	43,291

Diluted	47,274	43,369	46,391	43,291

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
	(unaudited)
Net income (loss) — GAAP	$25,092	$(21,498)	$57,386	$(22,934)

Add income tax expense	328	1,022	579	897

Income (loss) before income taxes — GAAP	25,420	(20,476)	57,965	(22,037)

Add: Restructuring and impairment costs*	—	27,644	—	39,162

Income (loss) before income taxes and excluding restructuring and impairment costs — Non-GAAP	25,420	7,168	57,965	17,125

Income tax expense — Non-GAAP	328	146	579	942

Net income — Non-GAAP	$25,092	$7,022	$57,386	$16,183

Earnings per share — Non-GAAP:
Basic	$0.55	$0.16	$1.28	$0.37

Diluted	$0.53	$0.16	$1.24	$0.37

Weighted average shares outstanding:
Basic	45,848	43,369	44,793	43,291

Diluted	47,274	43,881	46,391	43,788

* Summary of restructuring and impairment costs

Restructuring and impairment costs:
Goodwill impairment	$—	$26,915	$—	$26,915
Lease exit costs and other	—	65	—	5,754
Asset impairments	—	11	—	4,303
Severance costs	—	653	—	2,190

Total restructuring and impairment costs	$—	$27,644	$—	$39,162

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	July 1,	October 1,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139,750	$98,727
Short-term investments	30,000	10,000
Accounts receivable	218,128	167,345
Inventories	232,824	180,098
Deferred income taxes	58	127
Prepaid expenses and other	6,260	5,693

Total current assets	627,020	461,990

Property, plant and equipment, net	129,755	123,140
Goodwill, net	7,312	6,995
Other	9,226	8,343

Total assets	$773,313	$600,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,245	$770
Accounts payable	230,303	159,068
Customer deposits	8,787	7,707
Accrued liabilities:
Salaries and wages	32,965	24,052
Other	31,594	31,001

Total current liabilities	304,894	222,598

Long-term debt and capital lease obligations	21,666	22,310
Other liabilities	6,770	13,499
Deferred income taxes	2,945	2,046

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,195 and 43,752 shares issued and outstanding, respectively	462	438
Additional paid-in-capital	311,236	273,419
Retained earnings	116,229	58,843
Accumulated other comprehensive income	9,111	7,315

Total shareholders’ equity	437,038	340,015

Total liabilities and shareholders’ equity	$773,313	$600,468